As filed with the Securities and Exchange Commission on February 8, 2017

Registration No. 333-212429

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT NO. 333-212429

UNDER

THE SECURITIES ACT OF 1933

KCG HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-3898306
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

300 Vesey Street

New York, NY 10282

(646) 682-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John McCarthy, Esq.

300 Vesey Street

New York, NY 10282

(646) 682-6000

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jared M. Fishman, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of KCG Holdings, Inc., a Delaware corporation (“KCG”) that were registered on the Registration Statement on Form S-3 (File No. 333-212429) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2016, pertaining to the registration of an aggregate (i) 20,209,027 shares of Class A common stock, par value $0.01 per share, of KCG (“Class A Common Stock”), (ii) 2,698,228 Class A Warrants to purchase shares of Class A Common Stock (the “Class A Warrants”), (iii) 2,698,228 Class B Warrants to purchase shares of Class A Common Stock (the “Class B Warrants”), (iv) 2,698,227 Class C Warrants to purchase shares of Class A Common Stock (the “Class C Warrants,” together with the Class A Warrants and Class B Warrants, the “Warrants”) and (v) 8,094,683 shares of Class A Common Stock issuable upon exercise of the Warrants, in each case, that could be offered and sold by GA-GTCO Interholdco, LLC, a former stockholder of KCG (“GA-GTCO Interholdco”).

On July 1, 2013, Knight Capital Group, Inc., through a series of transactions (the “Mergers”), merged with GETCO Holding Company, LLC (“GETCO”) to form KCG. On that date, KCG entered into a registration rights agreement with the principal shareholders of GETCO, including GA-GTCO Interholdco (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, among other things, KCG was obligated to file with the SEC a shelf registration statement on Form S-3 covering resales of the shares by such holders of Class A Common Stock and the Warrants received by each of them in the Mergers and shares of Class A Common Stock issued upon exercise of the Warrants (collectively, the “Registerable Securities”), which was filed on July 1, 2013. The original registration statement expired on July 1, 2016. Pursuant to the Registration Rights Agreement, KCG was required to file a new registration statement upon expiration of the original registration statement if any holders maintain ownership of a specified level of Registerable Securities. As of July 1, 2016, GA-GTCO Interholdco was the only party to maintain the required ownership level, and therefore, KCG filed the Registration Statement on July 7, 2016, which covered sales of Registrable Securities by GA-GTCO Interholdco. As of January 3, 2017, GA-GTCO Interholdco no longer holds any Registrable Securities.

As a result, KCG has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, KCG hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remain unsold at the termination of the offering, removes from registration any and all securities of KCG registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this February 8, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

KCG Holdings, Inc.

By:	/s/ John McCarthy
	Name:	John McCarthy
	Title:	General Counsel